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                                                                    Exhibit 10.1

           SEVENTH AMENDMENT TO LEASE AND PARTIAL SURRENDER AGREEMENT

     This SEVENTH AMENDMENT TO LEASE AND PARTIAL SURRENDER AGREEMENT made as of this 10th day of October, 2003 (this "Amendment"), by and between RCPI LANDMARK PROPERTIES, L.L.C., a Delaware limited liability company, having an office at c/o Tishman Speyer Properties, L.P., 45 Rockefeller Plaza, New York, New York 10111 ("Landlord"), and LEVIN MANAGEMENT CO., INC., a Delaware corporation having an office at One Rockefeller Plaza New York, New York 100020 ("Tenant").

                                   WITNESSETH

      WHEREAS:

     A. Landlord's predecessor-in-interest, Rockefeller Center Properties, and Tenant's predecessor-in-interest, John A. Levin & Co., Inc., entered into that certain Lease dated December 20, 1993, as amended by Supplemental Indenture dated March 2, 1995, the First Amendment to Lease dated June 23, 1997, the Second Amendment to Lease dated as of January 22, 1998, the Third Amendment to Lease dated as of December 31, 1998, the Fourth Amendment to Lease dated July 18, 2000, the Fifth Amendment to Lease dated as of May 14, 2001, (the "Fifth Amendment") and the Sixth Amendment to Lease dated as of September 28, 2001 (as so amended, the "Original Lease") with respect to Space 'D' on the 3rd floor, Space 'A' on the 19th floor, Space 'A' on the 25th floor, the entire 4th floor (the "4th Floor Premises"), the entire 18th floor and Space 'P' (the "Storage Premises") on the 22nd floor (collectively, the "Premises") of the building known as One Rockefeller Plaza, New York, New York (the "Building").

     B. Landlord and Tenant desire to modify the Original Lease to provide for the (a) surrender of the 4th Floor Premises by Tenant to Landlord and (b) the leasing by Tenant of a portion of the third floor of the Building, designated as Space 'Z', and being more particularly shown on Exhibit A attached hereto (the "3rd Floor Additional Premises").

     C. The Original Lease, as modified by this amendment, shall hereinafter be referred to as the "Lease."

        NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, it is mutually covenanted and agreed as follows:

        1. Capitalized Terms. All capitalized used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Original Lease.

        2. (a) Surrender of the 4th Floor Premises. On the date (the "Surrender Date") which is the later to occur of (i) November 1, 2003 and (ii) the date on or before January 31, 2004 upon which Tenant vacates the 4th Floor Premises. Tenant shall surrender to Landlord,
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and Landlord shall accept the surrender of, the Lease in respect of the 4th
Floor Premises and the term and estate thereby granted, together with the 4th Floor Premises thereby demised, to the intent and purpose that the estate of Tenant in and to the 4th Floor Premises shall be wholly extinguished and that the term of the Lease in respect of the 4th Floor Premises shall expire on the Surrender Date in the same manner and with the same effect as if such date were the date set forth in the Lease in respect of the 4th Floor Premises for the expiration of the term thereof. All fixed rent, additional rent and other amounts payable under the Lease in respect of the 4th Floor Premises shall be apportioned as of the Surrender Date.

     (b) On or before the Surrender Date, time being of the essence with respect to such date, Tenant shall remove all of Tenant's personal property and trade fixtures from the 4th Floor Premises (other than those items listed on Exhibit B hereto, the "Abandoned Property") and vacate the 4th Floor Premises and deliver vacant possession thereof to Landlord in the condition the 4th Floor Premises are in as of the date hereof (ordinary wear and tear excepted). Tenant shall repair all damage to the Building caused by the removal of Tenant's personal property, trade fixtures and other fixtures and installations from the 4th Floor Premises in a good and workmanlike manner. Without limiting Tenant's obligations set forth above, any personal property, fixtures, installations or other property remaining in the 4th Floor Premises after the Surrender Date (including the Abandoned Property) shall be deemed abandoned by Tenant and Landlord may take possession thereof and retain the same as Landlord's property or dispose of same at Tenant's expense in any manner Landlord determines without accountability therefor to Tenant. On or before the Surrender Date (and as a condition to the effectiveness of the Surrender Date, unless waived by Landlord), Intervest (as hereinafter defined) shall deliver to Landlord a statement executed and acknowledged by Intervest stating that the Abandoned Property is complete and in satisfactory condition (or the equivalent thereof satisfactory to Landlord).

     (c) In consideration of the surrender described herein, Tenant agrees to pay Landlord a monthly amount (a "Surrender Fee") equal to the difference between (x) the fixed rent, Real Estate Tax escalation payments and Cost of Operation and Maintenance escalation payments which would have been payable by Tenant under the Original Lease with respect to the 4th Floor Premises for the balance of the term of the Original Lease (i.e., through September 30, 2011) (without giving effect to this Amendment) as applicable to the 4th Floor Premises during the month in question and (y) the Fixed Rent, Tenant's Tax Payments and Tenant's Operating Payments (as such terms are defined in the Lease dated as of May 27, 1998, as modified by that certain First Amendment to Lease dated as of October 10, 2003 (as so modified, the "Intervest Lease") between Landlord and Intervest Bancshares Corporation ("Intervest")) set forth in the Intervest Lease and payable for the period which would have constituted the balance of the term of the Original Lease (i.e., through September 30, 2011) (without giving effect to this Amendment) as applicable to the 4th Floor Premises during the month in question (taking into account any free rent period granted to Intervest, which shall have the effect of Tenant paying during such free rent period the full fixed rent, Real Estate Tax escalation payments and Cost of Operation and Maintenance escalation payments that would have otherwise been payable under the Original Lease in respect of the 4th Floor Premises during such free rent period), irrespective of any termination or modification of the Intervest Lease, such Surrender Fee to be payable to
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Landlord at the same time and in the same manner Tenant is required to make such Rent payments under the Original Lease. Notwithstanding the foregoing and without limitation of the foregoing, if the Intervest Lease is terminated or modified, in no event shall Tenant be liable to Landlord thereafter for more than the difference referred to above hereunder. The monthly Surrender Fee shall be subject to adjustment based on adjustments to tax escalation payments and operating expense payments under the Lease and the Intervest Lease. In the event of any underpayment, Tenant shall pay such amount to Landlord within 20 days following the giving of such statement. In the event of any overpayment, Landlord shall credit the amount thereof against subsequent installments of rent due under the Lease.

     (d) Tenant represents and covenants that nothing has been or will be done or suffered whereby the Lease in respect of the 4th Floor Premises, or the term or estate thereby granted, or the 4th Floor Premises, or any part thereof, or any alterations, decorations, installations, additions and improvements in and to the 4th Floor Premises, or any part thereof, including the Abandoned Property, have been or will be encumbered in any way whatsoever, and that Tenant owns and will own the Lease in respect of the 4th Floor Premises and the Abandoned Property and has and will have good right to surrender the same on the Surrender Date, and that no one other than Tenant has acquired or will acquire through or under Tenant any right, title or interest in or to the 4th Floor Premises, or any part thereof, or in or to said alterations, decorations, installations, additions and/or improvements or any part thereof, including the Abandoned Property.

     (e) Landlord shall accept the surrender of the 4th Floor Premises as of the Surrender Date and in consideration of such surrender by Tenant and of the acceptance of such surrender by Landlord, Tenant and Landlord do hereby mutually release each other, their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising under or in connection with the Lease in respect of the 4th Floor Premises from and after the Surrender Date, except that nothing herein contained shall be deemed to constitute a release or discharge of Landlord or Tenant with respect to any obligation or liability (a) accrued or incurred under the Lease in respect of the 4th Floor Premises and outstanding and unsatisfied on the Surrender Date (including, without limitation, any deficiency in Tenant's additional rent payments pursuant to Article Twenty-Four of the Original Lease), (b) to a third party (under the insurance and indemnification provisions of the Lease in respect of the 4th Floor Premises or otherwise) arising prior to, on or after the Surrender Date as a result of an event occurring or condition existing prior to or on the Surrender Date and (c) accrued or incurred under this Amendment, including, without limitation, Landlord's and Tenant's obligations with respect to any overpayment or underpayment of the Surrender Fee as set forth in Paragraph 2(c) above. Other than as set forth in Paragraph 2(c) above, effective as of the Surrender Date, Tenant waives all rights to receive any payments, credits, refunds, adjustments or other amounts that may be payable by Landlord under the Lease in respect of the 4th Floor Premises.

     (f) In the event that Tenant fails to surrender the 4th Floor Premises to Landlord in accordance with the terms, covenants and conditions of this Amendment on or before January 31, 2004, this Amendment (other than Paragraph 6 through Paragraph 10 hereof) shall be null and void and of no further force or effect and the Lease in respect of the 4th Floor Premises shall continue in full force and effect in accordance with its terms. If Tenant fails to surrender the 4th Floor Premises to Landlord in accordance with the terms hereof. Tenant shall (i) be liable to Landlord for any payment of a brokerage commission which Landlord may be required to make to, or has already made to, Studley (as defined below) and (ii) indemnify, hold harmless, defend and protect Landlord against all claims for brokerage commissions or fees by Colliers (as defined below) and/or Studley.

     (g) Tenant shall complete and timely submit all returns and questionnaires relating to New York City and State real property transfer tax laws and any other applicable real property transfer or gains tax laws (the taxes which are the subject of such laws are hereinafter referred to collectively as "Transfer Taxes") in connection with the transactions contemplated by this Amendment (and Landlord shall promptly execute any Transfer Tax returns and questionnaires required to be executed by Landlord, provided such returns and questionnaires are in form reasonably satisfactory to Landlord), if applicable. Tenant shall timely pay all Transfer Taxes, if any, and shall deliver evidence, reasonably acceptable to Landlord, of such payment simultaneously to Landlord. Tenant shall indemnify, defend (with legal counsel reasonably acceptable To Landlord) and hold harmless Landlord from all losses, liabilities, interest, penalties, judgments, suits, demands, damages, costs and expenses (including attorneys' fees and disbursements incurred in the defense thereof) that Landlord may incur by reason of Tenant's failure to complete and timely submit any and all Transfer Tax returns and questionnaires and/or Tenant's failure to timely pay any and all Transfer Taxes. The provisions of this Paragraph 2(g) shall survive the expiration or earlier termination of this Amendment.

     3. Modifications. Effective as of the Surrender Date (unless this Amendment becomes null and void or ineffective in accordance with the terms hereof):

     (a) The term "Premises", as used in the Lease, shall exclude the 4th Floor Premises.

     (b) The fixed rent payable under the Lease shall be reduced by an amount equal to (A) $1,294,784.00 per annum ($107,898.67 per month) for the period commencing on the Surrender Date and ending on July 14, 2006, both dates inclusive; and (B) $1,395,939.00 per annum ($116,328.25 per month) for the period commencing on July 15, 2006 and ending on September 30, 2011 (i.e., the 2001 Extended Expiration Date, as defined in the Fifth Amendment), both dates inclusive.

     (c) With respect to the 4th Floor Premises only, Tenant shall not be responsible for any additional rent payable pursuant to the Original Lease, including Article Twenty-Four thereof, accruing or arising from and after the Surrender Date, subject to the provisions of Paragraph 2(c) hereof.

     4. Intervest Bancshares Corporation Amendment. The effectiveness of this Amendment is subject to Landlord entering into an amendment (the Intervest Amendment of the lease between Landlord and Intervest, pursuant to which Intervest shall lease the 4th Floor Premises. In the event Landlord and Intervest fail to enter into the Intervest Amendment within 30 days after the date hereof, this Amendment (other than Paragraph 6 through Paragraph 10 hereof) shall automatically become null and void at the end of such 30-day period. In the event Tenant fails to vacate the 4th Floor Premises on or prior to January 31, 2004, this Amendment (other than Paragraph 6 through Paragraph 10 hereof) shall automatically become null and void on January 1, 2004. Landlord will endeavor to provide notice to Tenant (which notice may be oral) of the date on which the Intervest Amendment has been fully executed and unconditionally delivered by Landlord and Intervest, but Landlord shall not be liable to Tenant in the event Landlord fails to do so.

     5. Leasing of 3rd Floor Premises. (a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the 3rd Floor Additional Premises for a term commencing on the date that Landlord delivers possession of the 3rd Floor Additional Premises to Tenant (the 3rd Floor Additional Premises Commencement Date") and ending on November 30, 2008 or such earlier date upon which the term of the Lease may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Lease or pursuant to law, upon all of the terms and conditions of the Original Lease, as modified by this Amendment.

     (b) Landlord shall not be liable for failure to deliver possession of the 3rd Floor Additional Premises to Tenant on any specified date, and such failure shall not impair the validity of this Amendment. Landlord shall be deemed to have delivered possession of the 3rd Floor Additional Premises to Tenant upon the giving of notice by Landlord to Tenant stating that the 3rd Floor Additional Premises are vacant, broom-clean, free of all tenancies and occupants and available for Tenant's occupancy. There shall be no postponement of the 3rd Floor Additional Premises Commencement Date for any delay in the delivery of possession of the 3rd Floor Additional Premises to Tenant that results from any delay caused by Tenant. The provisions of this Paragraph 5(b) arc intended to constitute "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law or any successor legal requirement.

     (c) Effective as of the 3rd Floor Additional Premises Commencement Date, Tenant shall lease the 3rd Floor Additional Premises upon all of the terms and conditions of the Original Lease, except as follows:

         (i) The fixed rent payable under the Lease with respect to the 3rd Floor Additional Premises shall be an amount equal to (A) $257,261.00 per annum ($21,438.42 per month) for the period commencing on the 3rd Floor Additional Premises Commencement Date and ending on November 29, 2003 (if the 3rd Floor Additional Premises are delivered to Tenant prior to November 29, 2003), both dates inclusive; and (B) $285,073.00 per annum ($23,756.08 per month) for the period commencing on November 30, 2003 (or on the 3rd Floor Additional Premises Commencement Date, if the 3rd Floor Additional Premises are delivered to Tenant on or after November 30, 2003) and ending on November 30, 2005, both dates inclusive.

          (ii) The 3rd Floor Additional Premises shall be deemed to consist of 6,953 rentable square feet for all purposes of the Lease.

          (iii) Tenant shall pay all additional rent payable pursuant to the Original Lease including, Article Twenty-Four thereof, except with respect to the 3rd Floor Additional Premises only, (A) the clause "110% of" in
     Section 24.1 of the Original Lease shall be deemed to be deleted in both places in which it appears therein, (B) the clause "110% of" in Section 24.2(b) of the Original Lease shall be deemed to be deleted in both places in which it appears therein, (C) the term "Base Real Estate Taxes" shall mean the R.E. Tax Share of the Real Estate Taxes for the Tax Year beginning on July 1, 1998 and ending on June 30, 1999, (D) the term "Base COM" shall mean the O.E. Share of the Cost of Operation and Maintenance for the Computation Year beginning on January 1, 1998 and ending on December 31, 1998, and (E) the term "Tenant's Area" shall mean 6,953 rentable square feet.

     (d) Tenant has inspected the 3rd Floor Additional Premises and agrees (i) to accept possession of the 3rd Floor Additional Premises in the "as is" condition existing on the 3rd Floor Additional Premises Commencement Date, (ii) that neither Landlord nor Landlord's agents have made any representations or warranties with respect to the 3rd Floor Additional Premises or the Building except as expressly set forth herein, and (iii) except as provided in Paragraph 5(e). Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the 3rd Floor Additional Premises to prepare the 3rd Floor Additional Premises for Tenant's occupancy. Tenant's occupancy of any part of the 3rd Floor Additional Premises shall be conclusive evidence, as against Tenant, that (A) Tenant has accepted possession of the 3rd Floor Additional Premises in its then current condition, and (B) the 3rd Floor Additional Premises and the Building are in a good and satisfactory condition as required by this Amendment.

     (e) Section 2(c)(vii) of the Fifth Amendment is incorporated herein as if set forth herein in full except that each reference therein to (i) "the Premises and/or the 4th Floor Premises" shall mean the 3rd Floor Additional Premises and/or the Premises other than the Storage Premises, (ii) Landlord's Additional Contribution shall mean $188,234.00 and (iii) the "Lease" shall mean the Lease. In no event shall Landlord have any further obligation to Tenant under Section 2(c)(vii) of the Fifth Amendment in respect of the premises referred to therein.

     (f) Except as provided in this Amendment and effective as of the 3rd Floor Additional Premises Commencement Date, all references in the Original Lease to the "Premises" shall be deemed to include the 3rd Floor Additional Premises for all purposes of the Lease. With respect to the 3rd Floor Additional Premises only, all references in the Original Lease to "term" or "term of this Lease" or words of similar import shall be deemed to refer to the term of the leasing of the 3rd Floor Additional Premises (i.e., the portion of the term from and after the 3rd Floor Additional Premises Commencement Date through November 30, 2008).

     (g} The provisions of Article Five of the Original Lease shall be applicable to the 3rd Floor Additional Premises, except that in respect of the 3rd Floor Additional Premises only, the reference to "four watts" in the first sentence of Section 5.1 shall be deemed to be deleted and reference to "six watts" substituted therefor.

     (h) Tire following provisions of the Original Lease shall not be applicable to the leasing of the 3rd Floor additional Premises: Section 20.2. and Articles Twenty-Seven, Thirty, Thirty-One and Thirty-Two.

     (i) Effective as of the 3rd Floor Additional Premises Commencement Date,
Section 7.2.3 of the Original Lease is amended by inserting the following sentence at the end thereof:

     "The term 'Applicable Rental Rate' as used in this Article with respect to the 3rd Floor Premises (as defined in the Seventh Amendment to Lease and Partial Surrender Agreement modifying this Lease) only shall mean (x) $37.00 per annum for the period commencing on the 3rd Floor Additional Premises Commencement Date (as so defined) and ending on November 29, 2003, both dates inclusive and (y) $41.00 per annum for the period commencing on November 30, 2003, and ending on November 30, 2003, both dates inclusive."

     6. Each of Landlord and Tenant represents and warrants to the other, that it has not dealt with any broker in connection with this Amendment other than Tishman Speyer Properties, L.P. ("TSP"), Colliers ABR, Inc. ("Colliers") and Julien J. Studley, Inc. ("Studley") (collectively, the "Brokers") and that to the best of its knowledge, no other broker negotiated this Amendment or is entitled to any fee or commission in connection herewith. Landlord shall pay TSP any fee or commission due in connection with the transactions contemplated by this Amendment in accordance with the terms of a separate agreement. Tenant shall pay Colliers and Studley any commissions which they may be due in connection with this Amendment and/or any lease of the 4th Floor Premises under the Intervest Amendment pursuant to separate agreements (except with respect to any commission due Studley in connection with the terms of the Intervest Lease beyond September 30, 2011). Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys' fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than TSP in the case of Tenant and other than Colliers and Studley in the case of Landlord) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amendment, or the above representation being false. Tenant agrees to hold harmless and indemnify Landlord from and against any and all reasonable costs, expenses (including, without limitation, attorneys' fees and disbursements) or liabilities for any compensation, commission or other charge claimed by Colliers and/or Studley in connection with the Lease and/or this Amendment and/or the Intervest Amendment (except with respect to any commission due

Studley in connection with the term of the Intervest Lease beyond September 30,
2011). The provisions of this Paragraph 6 shall survive the Surrender Date and expiration or earlier termination of the term of the Lease.

     7. Tenant shall pay Landlord upon demand all legal fees and disbursements incurred by Landlord in negotiating and preparing this Amendment and the lntervest Amendment, whether or not either such agreement becomes effective. In the event Tenant fails to reimburse Landlord as aforesaid, Landlord shall have all of the same rights and remedies with respect to such failure as Landlord has under the Lease, at law or in equity with respect to any failure by Tenant to pay Rent due under the Lease.

     8. (a) No partner, member, shareholder, director, officer, manager, principal, employee or agent, directly and indirectly, of Landlord (collectively, the "Parties") shall be personally liable for the performance of Landlord's obligations under this Amendment. Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord's obligations under this Amendment shall be limited to Landlord's interest in the Building and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord's obligations under this Amendment or to satisfy a judgment for Landlord's failure to perform such obligations.

     (b) The obligations of Landlord under this Amendment shall not be binding upon Landlord with respect to the period after the sale, conveyance, assignment or transfer (the "Sale" by Landlord (or upon any subsequent landlord with respect to the period after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building. After any such Sale, Landlord (or such subsequent landlord, as the case may be) shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder with respect to the period from and after the date of such Sale, and Tenant shall look solely to the transferee of landlord's interest in the Building for the satisfaction of such obligation, provided such purchaser, assignee or transferee assumes all obligations under this Amendment with respect to the period from and after such Sale. Any such transferee of Landlord's interest in the Building shall be deemed to have assumed all obligations under this Amendment.

     9. Tenant hereby represents and warrants to Landlord that, as of the date hereof, (a) the Original Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) to the best of Tenant's knowledge, there are no defaults existing, under the Original Lease; (c) to the best of Tenant's knowledge there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Original Lease; (d) this Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; and
(e) there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or any state thereof:

     10. (a) Except as set forth herein, nothing contained in this Amendment shall be deemed to amend or modify in any respect the terms of the Original Lease.

     (b) This Amendment contains the entire agreement of the parties with respect to its subject matter and all prior negotiations, discussions, representations, agreements and understandings heretofore had among the parties with respect thereto are merged herein.

     (c) This Amendment may he executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

     (d) This Amendment shall not be binding upon Landlord or Tenant unless and until Landlord shall have delivered a fully executed counterpart of this Amendment to Tenant.

     (e) This Amendment shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.

     (f) This amendment shall be binding upon and insure to the benefit of Landlord and Tenant and their successors and permitted assigns

     (g) The terms and provisions of this Amendment shall survive the expiration or earlier termination of the Lease.

     IN WITNESS WHEREOF, the parties hereto have respectively executed this Amendment as of the day and year first above written.


                                  RCPI LANDMARK PROPERTIES, L.L.C.
                                  By: Tishman Sneyer Properties, L.P., its Agent


                                  By: ____________________________________
                                      Name:
                                      Title:


                                  LEVIN MANAGEMENT CO., INC.


                                  By: ____________________________________
                                      Name:
                                      Title:


The undersigned acknowledges and agrees that the terms and conditions contained in the Original Lease, as amended by the above Amendment, are considered part of the obligations guaranteed by the undersigned pursuant to that certain Guaranty executed on July 31, 1996, as modified and ratified to date, and the undersigned hereby confirms that its obligations under such Guaranty are ratified and shall remain and continue in full force and effect with respect to the Lease.


JOHN A. LEVIN & CO.


By: ____________________________________
    Name:
    Title:

                                   Exhibit A

                    3rd Floor Additional Premises Floor Plan

                                  [FLOOR PLAN]

                                   EXHIBIT B

                               ABANDONED PROPERTY

56 desks
20 overhead, built-in cabinets
 2 wardrobes
 1 large conference table (in corner office/conference room)
 3 long training tables (in main conference room at reception)
 1 fixed table in computer room
 Detached cubicle walls (if any to extent there are any in the 4th Floor Premises)